Exhibit 1

BANK OF AMERICA MERRILL LYNCH ATTN: Broker Dealer Separation 135 S. LaSalle Street IL4-135-18-27 Chicago, IL 60603	Bank of America Merrill Lynch

ATTN: Capital Markets

Aktiebolaget Svensk Exportkredit (publ)

Klarabergsviadukten 61-63

P.O. Box 194

SE-101 23 Stockholm, Sweden

February 14, 2018

Dear: Capital Markets

Re: IMPORTANT-Assignment and Transfer of your Agency Agreement dated as of November 3, 2017

The U.S. Federal Reserve and U.S. Federal Deposit Insurance Corporation require all major U.S. banks, including Bank of America Corporation (“the Bank”), to outline annually as part of their resolution plan or “living will” the steps they would take to recover in the event of a severe financial crisis. In July 2015, we announced a plan to realign our US broker-dealer structure for resolution planning purposes. Pursuant to such plan, on or about March 31, 2018, the institutional business (Global Banking and Markets, or “GBAM”) and the retail business (Global Wealth Investment Management or “GWIM”) within Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S) will be separated into two broker-dealers. The GBAM institutional business will move to BofAML Securities, Inc. (“BofAML Securities”) while the GWIM retail business will remain in MLPF&S.

The new broker-dealer entity BofAML Securities is a wholly-owned subsidiary of the Bank and an affiliate of MLPF&S, and upon completion of the reorganization, will be registered as a broker-dealer with the Securities and Exchange Commission and certain State securities authorities and as a futures commission merchant with the Commodity Futures Trading Commission. Upon completion of the reorganization, BofAML Securities will also be a member of the Financial Industry Regulatory Authority, Inc., the National Futures Association, and other self-regulatory organizations and clearing organizations.

This decision is neither a change to our business model nor a change to how we ultimately service clients, but rather a change to how our U.S. broker-dealers are organized. We expect to continue offering the same institutional services MLPF&S provides today via BofAML Securities.

As our valued client we will work closely with you and your teams to migrate your relationship and related activities to the new broker-dealer with minimal disruption.

Action needed

Please review the enclosed Letter Agreement which requires your authorized signatory(ies) to provide affirmative consent in order to transact with the new broker-dealer (BofAML Securities). We kindly ask that you return the signed Letter Agreement to bdscommsandimpacts@bankofamerica.com at your earliest convenience, but in any event prior to February 15, 2018.

Should you have any questions or objections, please use the following contact details:

Bank of America Merrill Lynch

Debt Capital Markets

One Bryant Park, 8th Floor

New York, NY 10036

Attention:   Ryan Minetti

Telephone: 646-743-0156

Email:         Ryan.minetti@bankofamerica.com

Additional notifications will be forthcoming as necessary, including notification concerning the process for updating any offering documents to reflect BofAML Securities as the new broker-dealer.

We look forward to continue serving your needs and earning your business.

With kind regards,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BofAML SECURITIES, INC.

ATTN: Capital Markets Aktiebolaget Svensk Exportkredit (publ) Klarabergsviadukten 61-63 P.O. Box 194 SE-101 23 Stockholm, Sweden	Bank of America Merrill Lynch

Re: IMPORTANT - Assignment and Transfer of Your Agreements

Dear: Capital Markets

As per this letter agreement (this “Letter Agreement”), we are writing to inform you (the “Client” or “you”) that, as part of our efforts to reorganize our U.S. broker-dealer operations (the “Reorganization”), Bank of America Merrill Lynch has established a new legal entity, BofAML Securities, Inc. (“BofAML Securities”), which will become the new home for the institutional services that are currently provided by the legal entity Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”). We expect the Reorganization to be completed on or about March 31, 2018 (such completion date, the “Transfer Date”). As part of the Reorganization, we will be assigning and transferring agreements that you have with MLPF&S to BofAML Securities. This Letter Agreement constitutes notice to you of the proposed assignment and transfer of your agreements that are with MLPF&S to BofAML Securities as part of the Reorganization.

We have determined that you currently have with us one or more Agency Agreement dated as of November 3, 2017 or agreements of the same “type” (Including any schedules, exhibits, annexes, addenda, amendments and supplements that are part of such agreements), which require your written consent to their assignment and transfer to BofAML Securities.

When we refer to agreements as being of the same “type” as the Agency Agreement dated as of November 3, 2017, we are referring to all agreements whose subject matter may be understood to be covered by Agency Agreement dated as of November 3, 2017, even where a particular agreement bears a different title.

The Agency Agreement dated as of November 3, 2017 or agreements of the same type and all related transactions (collectively, the “Agreements and Transactions to be Transferred”) will be assigned and transferred by MLPF&S to BofAML Securities as part of the Reorganization.

In connection with the Reorganization, the following will occur:

•                  As of the Transfer Date, MLPF&S shall transfer, convey and assign to BofAML Securities all of its rights, title and interest in all Agreements and Transactions to be Transferred.

•                  As of the Transfer Date, BofAML Securities shall succeed to all rights, liabilities and obligations of MLPF&S with respect to all Agreements and Transactions to be Transferred.

•                  The Agreements and Transactions to be Transferred will, as of the Transfer Date, no longer be with MLPF&S but with BofAML Securities.

•                  As of the Transfer Date, the Client’s obligations under the Agreements and Transactions to be Transferred will be to BofAML Securities and NOT to MLPF&S.

•                  As of the Transfer Date, MLPF&S shall no longer have any duties, obligations or liabilities to the Client under any of the Agreements and Transactions to be Transferred, except for any liability that MLPF&S may have to the Client with respect to matters arising prior to the Transfer Date; provided, however, that MLPF&S may separately agree with BofAML Securities to perform certain duties and obligations on behalf of BofAML Securities after the Transfer Date.

•                  It is acknowledged and agreed by Client that BofAML Securities may retain the services of one or more of its affiliates, including MLPF&S, to assist it in carrying out, and complying with, its duties, obligations, covenants and representations and warranties contained in the Agreements and Transactions to be Transferred.

•                  Beginning on the Transfer Date, for purposes of any further communications, including delivery of notices, under any of the Agreements and Transactions to be Transferred, you will need to use the relevant contact details appearing on page 2 of the attached letter.

With respect to the Agency Agreement dated as of November 3, 2017 or agreements of the same “type” and their related transactions, we request that you provide your written consent to their assignment and transfer in the manner contemplated in this Letter Agreement by executing this Letter Agreement and returning It to us as outlined on page 2 of the attached letter. Upon your signing and returning this Letter Agreement to us, you will agree with MLPF&S and BofAML Securities to all of the terms set forth in this Letter Agreement

By executing this Letter Agreement, you and all parties on whose behalf you act acknowledge receipt of any required notice in connection with the foregoing and waive any alternative notice requirements. Each party to this Letter Agreement represents and warrants that this Letter Agreement has been duly authorized, executed and delivered by it.

Depending upon other agreements or relationships you may have with us, you may be requested to execute additional documentation relating to such other agreements or relationships.

This Letter Agreement shall be governed by the laws of the State of New York for all purposes, except that matters relating to authorization and execution by you of this Letter Agreement shall be governed by the laws of Sweden. You agree (i) that any legal suit, action or proceeding based on this Letter Agreement may be instituted in any federal or state court in the County of New York, the State of New York, (ii) to the fullest extent permitted by applicable law, to waive any objection which you may now or hereafter have to the laying of the venue of any such suit, action or proceeding, and (iii) to irrevocably submit to the jurisdiction of any such court in any such suit, action or proceeding. You have designated and appointed Business Sweden as your authorized agent to accept and acknowledge on your behalf service of any and all process which may be served in any such suit, action or proceeding in any such court and agrees that service of process by hand upon: Business Sweden, 220 E. 42nd Street, Suite 409A, New York, NY 10017 (or such other address in the Borough of Manhattan, City of New York, as you may designate by written notice to BofAML Securities), together with written notice of said service delivered to: Aktiebolaget Svensk Exportkredit (publ), Klarabergsviadukten 61-63, SE-101 23 Stockholm, Sweden, Attention: General Counsel, Email: LCM@sek.se, shall be deemed in every respect effective service of process in any such suit, action or proceeding and shall be taken and held to be valid personal service. You agree to take all action as may be necessary to continue the designation and appointment of Business Sweden in full force and effect so that you shall at all times have an agent for service of process for the above purposes in the State and County of New York. Notwithstanding the foregoing, any legal suit, action or proceeding based on this Letter Agreement may be brought by MLPF&S or BofAML Securities or any person controlling any such entity in any competent court in Sweden. To the extent that any party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Letter Agreement or relating in any way to this Letter Agreement.

You are not required to accept the proposed transfer and assignment of the Agreements and Transactions to be Transferred. If you object to the assignment and transfer, you must communicate your objection to Ryan.minetti@bankofamerica.com.

If you agree to the proposed transfer and assignment of the Agreements and Transactions to be Transferred, please sign and return a scanned version of this entire Letter Agreement to bdscommsandimpacts@bankofamerica.com prior to February 15, 2018. If you have any other questions or concerns, please contact your Client Representative or the contact provided on the attached letter.

With kind regards,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BOFAML SECURITIES, INC.

Acknowledged and agreed:

Aktiebolaget Svensk Exportkredit (publ)

By:	/s/ Per Åkerlind

Please print - Name, Title and Date:

Per Åkerlind
Executive Vice President Head of Treasury & Capital Management
2018-02-15

Acknowledged and agreed:

Aktiebolaget Svensk Exportkredit (publ)

By:	/s/ Ingela Nachtweij

Please print - Name, Title and Date:

Ingela Nachtweij

2018-02-15

“Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation, Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, NA, Member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., both of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp. are registered as futures commission merchants with the CFTC and are members of the NFA.

Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed.